1 GreenSky, Inc. Names Ritesh Gupta Executive Vice President and Chief Operating Officer ATLANTA – (BUSINESS WIRE) – June 24, 2021 – GreenSky, Inc. (NASDAQ: GSKY) announced today that Ritesh Gupta has been named Executive Vice President and Chief Operating Officer. Mr. Gupta who joined GreenSky as Executive Vice President of Operations will transition into the newly created executive role effective July 1, 2021. “I am very excited for Ritesh to take on the expanded role of leading GreenSky’s operations and driving enterprise initiatives cross-functionally to accelerate achievement of our business objectives,” said David Zalik, Chief Executive Officer. “As a member of GreenSky’s executive management team, Ritesh has brought a wealth of experience and leadership to the company and played a critical role in successfully navigating this past year’s challenging environment related to the pandemic while also helping develop new growth initiatives. I am encouraged and excited by the strength and depth of GreenSky’s leadership team, who I know are well poised to continuing to lead our company in achieving our future goals”. Mr. Gupta joined GreenSky in 2018, having formerly served as the Chief Operating Officer of CAN Capital, a FinTech in small business lending. He brings more than twenty years of operations experience in the financial services industry. Prior to CAN Capital, Mr. Gupta served as Vice President of Operations for Capital One and played a variety of leadership roles in credit card operations, technology, partnerships, and procurement. Earlier in his career, Ritesh worked at ITC Ltd. India leading manufacturing operations. Ritesh holds a Bachelor of Technology in Engineering from I.I.T. Kanpur, India and an MBA from I.I.M. Ahmedabad, India. About GreenSky, Inc. GreenSky, Inc. (NASDAQ: GSKY), headquartered in Atlanta, is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. Our highly scalable, proprietary and patented technology platform enables merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Banks leverage our technology to provide loans to super-prime and prime consumers nationwide. We currently service a $9.3 billion loan portfolio, and since our inception, approximately 3.9 million consumers have financed approximately $29 billion of commerce using our paperless, real time “apply and buy” technology. For more information, visit https://www.greensky.com. Contact: Brinker Dailey 470.284.7017 investors@greensky.com